Exhibit 99.4

RISK FACTORS

You should carefully consider the following factors, which could materially affect our business, financial condition or future results. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially affect our business, financial condition or future results.

Developments in alternative media are expected to continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful.

Trends in advertising, electronic data transmission and storage and the Internet are expected to have further adverse effects on the demand for traditional print media, including our products and those of our customers. Neither the timing nor the extent of those trends can be predicted with certainty. Our newspaper, magazine, book and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television, electronic readers and the Internet, instead of newsprint, coated papers, uncoated specialty papers or other products made by us. The demand for certain of our products weakened significantly over the last several years. For example, industry statistics indicate that North American newsprint demand has been in decline for several years and has experienced annual declines of 11.2% in 2008, 25.3% in 2009, 6.0% in 2010, 7.4% in 2011 and 1.2% in 2012. Third-party forecasters indicate that these declines may continue in the future due to reduced North American newspaper circulation, less advertising, substitution to other uncoated mechanical grades and conservation measures taken by publishers.

One of our responses to the declining demand for our products has been to curtail our production capacity. If demand for our products continues to decline, it may become necessary to curtail production even further or permanently shut down even more machines or facilities. Curtailments or shutdowns could result in asset impairments and additional cash costs at the affected facilities, including restructuring charges and exit or disposal costs, and could negatively impact our cash flows and materially affect our results of operations or financial condition.

Currency fluctuations may adversely affect our results of operations or financial condition, and changes in foreign currency exchange rates can affect our competitive position, selling prices and manufacturing costs.

We compete with North American, European and Asian producers in most of our product lines. Our products are sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of our manufacturing costs are denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of such currencies, particularly the U.S. dollar, may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, Sweden and certain Asian countries, will significantly affect our competitive position compared to many of our competitors.

We are particularly sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes depends primarily on our production and sales volume, the proportion of our production and sales that occur in Canada, the proportion of our financial assets and liabilities denominated in Canadian dollars, our hedging levels and the magnitude, direction and duration of changes in the exchange rate. We expect exchange rate fluctuations to continue to impact costs and revenues; however, we cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects. During the last two years, the relative value of the Canadian dollar ranged from a high of US$1.06 in July 2011 to a low of US$0.95 in October 2011 and was US$0.99 as of April 13, 2013. Based on operating projections for 2013, a one-cent increase in the Canadian-U.S. dollar exchange rate would decrease our annual operating income by approximately $14 million.

Certain of our assets and liabilities, including a substantial portion of our net pension and pension and other postretirement benefit (“OPEB”) obligations and our deferred income tax assets, are denominated in Canadian dollars, and are exposed to foreign currency movements. Our earnings are therefore affected by increases or decreases in the value of the Canadian dollar. Increases in the value of the Canadian dollar versus the U.S. dollar will tend to increase reported earnings, and decreases in the value of the Canadian dollar will tend to reduce reported earnings.

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If the Canadian dollar continues to remain strong or appreciates against the U.S. dollar, it could influence the foreign exchange rate assumptions that are used in our evaluation of long-lived assets for impairment and consequently, result in asset impairment charges.

We face intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on our business, financial condition or results of operations.

We compete with numerous forest products companies, many of which have greater financial resources than we do. There has been a continued trend toward consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than we do. The markets for our products are all highly competitive. Actions by competitors can affect our ability to sell our products and can affect the volatility of the prices at which our products are sold. While the principal basis for competition is price, we also compete on the basis of customer service, quality and product type. There has also been an increasing trend toward consolidation among our customers. With fewer customers in the market for our products, our negotiating position with these customers could be weakened.

In addition, our industry is capital intensive, which leads to high fixed costs. Some of our competitors may be lower-cost producers in some of the businesses in which we operate. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which may result in lower prices, volumes or both for our exported products. We believe that hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of our hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect our competitive position in the products we manufacture and consequently, our sales, operating income and cash flows. We may not be able to compete effectively and achieve adequate levels of sales and product margins. Failure to compete effectively would have a material adverse effect on our business, financial condition or results of operations.

The forest products industry is highly cyclical. Fluctuations in the prices of, and the demand for, our products could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations.

The forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for our products. Most of our paper and wood products are commodities that are widely available from other producers and even our coated and specialty papers are susceptible to these fluctuations. Because our commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products we manufacture and distribute and consequently, our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide.

We could be required to make contributions to our Canadian pension plans at levels that could be significantly higher than expected, which could have an adverse impact on our financial condition.

As a pre-condition to our emergence from the creditor protection proceedings, we entered into agreements with the provinces of Quebec and Ontario to establish parameters concerning the funding of the aggregate solvency deficits in our material Canadian registered pension plans, which we refer to as the “affected plans,” until 2020. These plans represented approximately 70% of our unfunded pension obligations as of December 31, 2012. In exchange for certain undertakings, the provinces confirmed their intention to adopt regulations specific to us, which we refer to as the “funding relief regulations,” to implement those parameters in respect of the affected plans. Because the aggregate solvency ratio in the affected plans was below the minimum solvency level prescribed in the funding relief regulations as of December 31, 2011, those regulations require that we propose, by March 2013, corrective measures designed to attain the target solvency ratio prescribed therein within five years. The portion of the solvency deficit that is subject to corrective measures amounted to approximately Cdn$500 million as of December 31, 2011 ($504 million, based on the exchange rate in effect on December 31, 2012). As of the date hereof, we have made a number of proposals to address the corrective measures requirement, but the matter remains under discussion. We continue to work with other plan stakeholders, including employees, retirees, unions, the provincial governments of Quebec and Ontario and the related pension regulators to address these corrective measures, but at this time we cannot estimate the additional contributions, if any, that may be made or required in future years in respect of the corrective measures, but they could be material, which would negatively impact our cash flows and materially affect our results of operations or financial condition.

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In light of a further decrease in yields on government securities in Canada, and certain changes to Canadian actuarial rules, when we file the actuarial report in respect of the affected plans in the second quarter of 2013, we expect that the aggregate solvency ratio as of December 31, 2012, will likely have further decreased from the level at December 31, 2011. This might therefore trigger the need for additional corrective measures, but at this time we cannot estimate the supplemental contributions, if any, that may be made or required in future years as a result, but they could be material, which would negatively impact our cash flows and materially affect our results of operations or financial condition.

The agreements we reached with the provinces of Quebec and Ontario to implement the funding relief measures provide a number of undertakings by our principal Canadian operating subsidiary, including an obligation to make solvency deficit reduction contributions in the event of capacity reductions, subject to certain conditions. These undertakings apply for a minimum period of five years following the date we emerged (December 9, 2010) from the creditor protection proceedings under Chapter 11 of the United States Bankruptcy Code and the Companies’ Creditors Arrangement Act (Canada), as applicable (the “Creditor Protection Proceedings”). We could lose the benefit of the funding relief regulations if we fail to comply with them or fail to meet our undertakings in the related agreements, which, in either case, could have a material impact on our financial condition. For a further discussion of the funding relief regulations, see “Liquidity and Capital Resources — Employee Benefit Plans” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

It is also possible that provincial pension regulators could attempt to compel additional funding of certain of our Canadian registered pension plans in respect of plan members associated with sites we formerly operated in their respective provinces. We filed a motion for directives with the Quebec Superior Court in Canada, the court with jurisdiction in the Creditor Protection Proceedings (the “Canadian Court”), seeking an order to prevent pension regulators in each of Quebec, New Brunswick and Newfoundland and Labrador from declaring partial wind-ups of pension plans relating to employees of former operations in New Brunswick and Newfoundland and Labrador, or a declaration that any claim for accelerated reimbursements of deficits arising from a partial wind-up is a barred claim under the Creditor Protection Proceedings. A partial wind-up would likely shorten the period in which any deficit within those plans, which could exceed $150 million, would have to be funded if we do not obtain the relief sought.

We may be required to record additional valuation allowances against our recorded deferred income tax assets.

We recorded significant tax attributes (deferred income tax assets) in our Consolidated Balance Sheet in our consolidated financial statements as of December 31, 2012, which attributes would be available to offset any future taxable income. If, in the future, we determine that we are unable to use the full extent of these tax attributes as a result of sustained cumulative taxable losses, we could be required to record additional valuation allowances for the portion of the deferred income tax assets that are not recoverable. Such valuation allowances, if taken, would be recorded as a charge to income tax expense and would negatively impact our results of operations.

The terms of our ABL Credit Facility and the indenture governing our notes, may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture governing our notes and the credit agreement governing our ABL Credit Facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to: incur, assume or guarantee additional indebtedness; issue redeemable stock and preferred stock; pay dividends or make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase certain debt; make loans and investments; incur liens; restrict dividends, loans or asset transfers from our subsidiaries; sell or otherwise dispose of assets, including capital stock of subsidiaries; consolidate or merge with or into, or sell substantially all of our assets to, another person; enter into transactions with affiliates; and enter into new lines of business.

In addition, the restrictive covenants in the credit agreement governing our ABL Credit Facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet them.

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A breach of the covenants under the indenture or under the credit agreement governing the ABL Credit Facility could result in an event of default under the applicable indebtedness. Such default may allow the holders to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our ABL Credit Facility would permit the lenders under our ABL Credit Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Credit Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or holders of notes accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be: limited in how we conduct our business; unable to raise additional debt or equity financing to operate during general economic or business downturns; or unable to compete effectively or to take advantage of new business opportunities. These restrictions may affect our ability to grow in accordance with our plans.

Our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for all of our capital requirements.

Our businesses are capital intensive and require regular capital expenditures in order to maintain our equipment, increase our operating efficiency and comply with environmental laws. In addition, significant amounts of capital may be required to modify our equipment to produce alternative grades with better demand characteristics or to make significant improvements in the characteristics of our current products. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. If we cannot maintain or upgrade our equipment as we require, we may become unable to manufacture products that compete effectively. An inability to make required capital expenditures in a timely fashion could have a material adverse effect on our growth, business, financial condition or results of operations.

We may not be successful in implementing our strategies to increase our return on capital.

We are targeting a higher return on capital, which may require significant capital investments with uncertain return outcomes. Our strategies include improving our business mix, reducing our costs and increasing operational flexibility, targeting export markets with better newsprint demand and exploring strategic alternatives. There are risks associated with the implementation of these strategies, which are complicated and involve a substantial number of mills, machines, capital and personnel. To the extent we are unsuccessful in achieving these strategies, our results of operations may be adversely affected.

Our manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all.

Wood fiber is the principal raw material we use in our business. We use both virgin fiber (wood chips and logs) and recycled fiber (old newspapers, old magazines and sorted office paper) as fiber sources for our pulp and paper mills. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. For example, new legislation in the province of Quebec provides that approximately 25% of the historical harvesting rights allocated to harvesters were reallocated to an open auction system that was implemented in April 2013. The new system could have the effect of increasing the cost of harvesting timber and reducing supply.

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In addition, future domestic or foreign legislation or regulation, litigation advanced by Aboriginal groups or other interested parties and actions taken by environmental organizations concerning the use of timberlands, forest management practices, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes.

In Quebec and Ontario, our volume allocated on Crown land is limited by the annual allowable cut. This overall level of harvest is revised on a regular basis, typically every five years. In December 2006, the Chief Forester of the province of Quebec confirmed a reduction of 23.8% below 2004 levels for the period 2008 to 2013. In August 2011, the Quebec Chief Forester announced an interim estimate reduction of 10.3% in the annual allowable cut for 2013 – 2014. This reduction has been in effect since April 1, 2013, and has reduced the volume of logs available to us through timber supply guarantees in the province of Quebec. The full impact of this reduction on the volume we can produce with our sawmills is not presently determinable given that the province has transferred a portion of the reduced log volume and made it available on an open auction system.

A sustained increase in the cost of purchased energy and other raw materials would lead to higher manufacturing costs, thereby reducing our margins.

Our operations consume substantial amounts of energy, such as electricity, natural gas, fuel oil, coal and wood waste. We buy a significant proportion of our energy and raw materials on the open market. The main raw materials we require in our manufacturing process are chemicals, wood, recovered paper and other raw materials. The prices for raw materials and energy are volatile and may change rapidly, directly affecting our results of operations. The availability of raw materials and energy may also be disrupted by many factors outside our control, adversely affecting our operations. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years. As a result, fluctuations in energy prices will impact our manufacturing costs and contribute to earnings volatility.

We are a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and forest diseases or infestation could affect our financial condition or results of operations. The volume and value of timber that we can harvest or purchase may be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes. Also, there can be no assurance that we will be able to maintain our water rights or to renew them at conditions comparable to those currently in effect.

Wood fiber is a commodity and prices historically have been cyclical, are subject to market influences and may increase in particular regions due to market shifts. Pricing of recycled fiber is also subject to market influences and has experienced significant fluctuations. During the last two full fiscal years, the market prices of old newspapers have ranged from a low of $110 average per short ton during the fourth quarter of 2012 to a high of $192 average per short ton during the third quarter of 2011. There can be no assurance that prices of recycled fiber will remain at levels that are economical for us to use. Any sustained increase in fiber prices would increase our operating costs and we may be unable to increase prices for our products in response, which could have a material adverse effect on our results of operations or financial condition.

There can be no assurance that access to fiber will continue at the same levels as in the past. The cost of softwood fiber and the availability of wood chips may be affected. If our harvesting rights pursuant to applicable laws, forest licenses or forest management agreements are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to us, our financial condition or operating results could suffer.

For our commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine our ability to increase prices. Consequently, we may be unable to pass along increases in our operating costs to our customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines.

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Soft global economic conditions will continue to affect our results of operations or financial condition, and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

Our operations and performance depend significantly on worldwide economic conditions. During the global financial crisis and the soft conditions that have followed, customers across all of our businesses have delayed and reduced expenditures in response to deteriorating macroeconomic and industry conditions and uncertainty, which has had a significant negative impact on the demand for our products and therefore, the cash flows of our businesses, and could continue to have a negative impact on our capital resources.

Demand for newsprint, coated papers and specialty papers has been and is expected to be negatively impacted by higher unemployment and lower gross domestic product growth rates. We believe that some end consumers reduced newspaper and magazine subscriptions as a direct result of their financial circumstances during the economic downturn, contributing to lower demand for our products by our customers. Additionally, advertising demand in magazines and newspapers, including classified advertisements, and demand from automotive dealerships and real estate agencies have been impacted by higher unemployment, lower automobile sales and the tepid real estate environment. Lower demand for print advertisements leads to fewer pages in newspapers, magazines and other advertisement circulars and periodicals, decreasing the demand for our products. Furthermore, consumer and advertising-driven demand for our paper products may not recover, even with an economic recovery, as purchasing habits may be permanently changed with a prolonged economic downturn.

The economic downturn has had a profoundly negative impact on the U.S. housing industry, which sets the prices for many of our lumber and other wood-based products. According to the U.S. Census Bureau, U.S. housing starts declined from approximately 1.4 million in 2007 to a low of approximately 0.6 million in 2009, reflecting a 57% decline. During conditions such as those, with a low level of primary demand for our lumber and other wood-based products, we would expect our wood products business to operate at a low level until there is a meaningful recovery in new residential construction demand. Furthermore, with less lumber demand, sawmills generate less wood chips that we use in our pulp and paper mills, which leads the mills to increase their supply from the open market, where prices may be elevated and subject to market forces. We would also have less waste to use internally, which would increase our fossil fuel consumption and, as a result, our costs.

Changes in laws and regulations could adversely affect our results of operations.

We are subject to a variety of foreign, federal, state, provincial and local laws and regulations dealing with trade, employees, transportation, taxes, timber and water rights, pension funding and the environment. Changes in these laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by us and adversely affect our results of operations. For example, changes in environmental laws and regulations have in the past, and could in the future, require us to spend substantial amounts to comply with rules and regulations relating to air emissions, wastewater discharge, waste management, landfill sites, including investigation and remediation costs and greenhouse gas regulations. Environmental laws and their enforcement are becoming increasingly stringent. Consequently, our compliance and remediation costs could increase materially.

Changes in the political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold could adversely affect our results of operations.

We manufacture products in Canada, the United States and South Korea and sell products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia, Europe and South Pacific, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on our costs and the prices of, and demand for, our products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing our products, pricing and sales volume, directly affecting our results of operations. Such changes could also affect the availability or cost of insurance.

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We may be required to record additional environmental liabilities.

We are subject to a wide range of general and industry-specific laws and regulations relating to pollution and the protection of the environment, including those governing air emissions, wastewater discharges, timber harvesting, the storage, management and disposal of regulated substances and waste, the investigation and clean-up of contaminated sites, landfill and lagoon operation and closure, forestry operations, endangered species habitat and health and safety. Noncompliance with these regulations can result in significant civil or criminal fines or penalties, damage to our reputation, claims by private parties or may require us to spend substantial amounts of money on pollution control equipment or additional wastewater treatment facilities. As an owner and operator of real estate and manufacturing and processing facilities, we may also be liable under environmental laws for cleanup and other costs and damages, including investigation costs, tort liability and damages to natural resources, resulting from past or present spills, releases or threats of releases of regulated substances and waste on or from our current or former properties. We may incur liability under these laws without regard to whether we knew of, were responsible for, or owned the property at the time of, any spill, release or threats of releases of any regulated substances or waste on or from any current or former property, or at properties where we arranged for the disposal of regulated materials. Claims may also arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental, public interest groups or private parties. As a result of the above, we may be required to record additional environmental liabilities. For information regarding environmental matters to which we are subject, see Note 20, “Commitments and Contingencies — Environmental Matters,” to our consolidated financial statements for the year ended December 31, 2012.

We are subject to physical and financial risks associated with climate change.

Our operations and the operations of our suppliers are subject to climate variations, which impact the productivity of forests, the distribution and abundance of species and the spread of disease or insect epidemics, which may adversely or positively affect timber production. Over the past several years, changing weather patterns and climatic conditions due to natural and man-made causes have added to the unpredictability and frequency of natural disasters such as hurricanes, earthquakes, hailstorms, wildfires, snow and ice storms, which could also affect our woodlands or cause variations in the cost for raw materials, such as fiber. Changes in precipitation resulting in droughts could adversely affect timber or our hydroelectric production, by increasing our energy costs, while increased precipitation may generally have positive effects.

To the extent climate change impacts raw material availability or our hydroelectric production, it may also impact our costs and revenues. Furthermore, should financial markets view climate change as a financial risk, our ability to access capital markets or to receive acceptable terms and conditions could be affected.

We may be required to record additional long-lived asset impairment or accelerated depreciation charges.

Losses related to the impairment of long-lived assets to be held and used are recognized when circumstances indicate the carrying value of an asset group may not be recoverable, such as continuing losses in certain businesses. When indicators that the carrying value of an asset group may not be recoverable are triggered, we evaluate the carrying value of the asset group in relation to its expected undiscounted future cash flows. If the carrying value of an asset group is greater than the expected undiscounted future cash flows to be generated by the asset group, an impairment charge is recognized based on the excess of the asset group’s carrying value over its fair value. If it is determined that the carrying value of an asset group is recoverable, we review and adjust, as necessary, the estimated useful lives of the assets in the group.

If there were to be a triggering event, it is possible that we could record non-cash long-lived asset impairment or accelerated depreciation charges in future periods, which would be recorded as operating expenses and would directly and negatively impact our reported results of operations. One group of assets, for which the remaining useful life is being monitored closely, are the tangible and intangible assets associated with our Jim-Gray hydroelectric dam, which is part of the Hydro Saguenay facility that provides hydroelectric power to certain mills in the province of Quebec. The province of Quebec informed us on December 30, 2011 that it intended not to renew our water rights associated with our Jim-Gray hydroelectric dam and to require us to transfer the property to the province for no consideration. On February 6, 2013, the province of Quebec granted us an extension to transfer the property. As extended, an agreement on the terms of the transfer would need to be entered into at the latest on June 14, 2013. The province’s actions are contrary to our understanding of the water power lease in question. We continue to evaluate our legal options. The net book value of this hydroelectric dam was tested for impairment with the other assets in its asset group and no impairment was indicated. At this time, we believe that the remaining useful life of the assets remains unchanged. The carrying value of the long-lived assets associated with the Jim-Gray dam as of December 31, 2012 was approximately $93 million. If we are unable to renew the water rights at this dam, we will reevaluate the remaining useful life of these assets, which may result in accelerated depreciation and amortization charges at that time.

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We could experience disruptions in operations or increased labor costs due to labor disputes.

As of December 31, 2012, we employed approximately 9,300 people, of whom approximately 6,700 were represented by bargaining units. Our unionized employees are represented predominantly by the CEP and the CNTU in Canada and predominantly by the United Steelworkers International in the U.S. The collective agreements covering 350 employees working in five of our woodlands and sawmills operations in Canada have expired and are subject to renegotiation. The collective agreements covering approximately 3,000 employees (2,000 in Canada and 1,000 in the U.S.) in 12 of our pulp and paper operations, and 300 employees in three of our woodlands and sawmills operations in Canada, are scheduled to expire in April 2014.

While we intend to negotiate to renew collective bargaining agreements, there can be no assurance that we will be able to renew agreements on satisfactory terms, or that we will maintain continuously satisfactory agreements with all of our unionized employees. Should we be unable to do so, it could result in strikes or other work stoppages or disturbances by affected employees, which could cause us to experience a disruption of operations and affect our business, financial condition or results of operations.

We may become subject to material cost increases or additional work rules imposed by agreements with labor unions. This could increase expenses in absolute terms and as a percentage of net sales.

The occurrence of natural or man-made disasters could disrupt our supply chain and the delivery of our products and adversely affect our financial condition or results of operations.

The success of our businesses is largely contingent on the availability of direct access to raw materials and our ability to ship products on a timely basis. As a result, any event that disrupts or limits transportation or delivery services could materially and adversely affect our business. In addition, our operating results are dependent on the continued operation of our various production facilities and the ability to complete construction and maintenance projects on schedule. Material operating interruptions at our facilities, including interruptions caused by the events described below, may materially reduce the productivity and profitability of a particular manufacturing facility, or our business as a whole, during and after the period of such operational difficulties.

Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in our business and the transportation of raw materials, products and wastes. These potential hazards include: explosions; fires; severe weather and natural disasters; mechanical failures; unscheduled downtimes; supplier disruptions; labor shortages or other labor difficulties; transportation interruptions; remediation complications; discharges or releases of toxic or hazardous substances or gases; other environmental risks; and terrorist acts.

Some of these hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage and may result in suspension of operations, the shutdown of affected facilities, reputational damage or the imposition of civil or criminal penalties. Furthermore, except for claims that were addressed by either the CCAA Plan of Reorganization and Compromise (the “CCAA Reorganization Plan”) or confirmation of the Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (together with the CCAA Reorganization Plan, the “Plans of Reorganization”), we will also continue to be subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises, as well as other persons located nearby, workers’ compensation and other matters.

We maintain property, business interruption, product, general liability, casualty and other types of insurance, including pollution and legal liability, that we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards incident to our business, including losses resulting from natural disasters, war risks or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain insurance policies to increase substantially and in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, we might not be able to finance the amount of the uninsured liability on terms acceptable to us or at all, and might be obligated to divert a significant portion of our cash flow from normal business operations.

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Shared control or lack of control of joint ventures may delay decisions or actions regarding the joint ventures.

A portion of our operations currently are, and may in the future be, conducted through joint ventures, where control may be exercised by or shared with unaffiliated third parties. We cannot control the actions of our joint venture partners, including any nonperformance, default or bankruptcy of joint venture partners. The joint ventures that we do not control may also lack adequate internal controls systems.

In the event that any of our joint venture partners do not observe their joint venture obligations, it is possible that the affected joint venture would not be able to operate in accordance with our business plans or that we would be required to increase our level of commitment in order to give effect to such plans. As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn our business and operations.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial condition or results of operations.

Trends in alternative media continue to impact the operations of our newsprint customers. See “— Developments in alternative media could continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful” above. If a customer is forced into bankruptcy as a result of these trends, any receivables related to that customer prior to the date of the bankruptcy filing of such customer may not be realized. In addition, such a customer may choose to reject its contracts with us, which could result in a larger claim arising prior to the date of the bankruptcy filing of such customer that also may not be realized.

Certain liabilities were not fully extinguished as a result of our emergence from the Creditor Protection Proceedings.

While a significant amount of our existing liabilities were discharged upon emergence from the Creditor Protection Proceedings, a number of obligations remain in effect following the effective date of the Plans of Reorganization. Various agreements and liabilities remain in place, such as certain employee benefit and pension obligations, potential environmental liabilities related to sites in operation or formerly owned or operated by us and other contracts that, even if they were modified during the Creditor Protection Proceedings, may still subject us to substantial obligations and liabilities. Other claims, such as those alleging toxic tort or product liability, or environmental liability related to formerly owned or operated sites, were not extinguished.

Other circumstances in which claims and other obligations that arose prior to Creditor Protection Proceedings were not discharged include instances where a claimant had inadequate notice of the Creditor Protection Proceedings or a valid argument as to when its claim arose or as a matter of law or otherwise.

There are significant holders of our common stock.

There are several significant holders of our common stock who own a substantial percentage of the outstanding shares of our common stock. These holders may increase their percentage ownership of our common stock, including as a result of additional distributions pursuant to the Creditor Protection Proceedings. These holders may be in a position to influence the outcome of actions requiring shareholder approval, including, among other things, the election of board members. This concentration of ownership could also facilitate or hinder a negotiated change of control and consequently, impact the value of our common stock. Furthermore, the possibility that one or more of these holders may sell all or a large portion of our common stock in a short period of time may adversely affect the trading price of our common stock.

We are subject to cyber-security risks related to breaches of security pertaining to sensitive company, customer, employee and vendor information as well as breaches in the technology that manages operations and other business processes.

We use information technologies to securely manage operations and various business functions. We rely upon various technologies to process, store and report on our business and interact with customers, vendors and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security design and controls, and those of our third party providers, our information technology and infrastructure may be vulnerable to cyber attacks by hackers or breaches due to employee error, malfeasance or other disruptions. Any such breach could result in operational disruptions or the misappropriation of sensitive data which could subject us to legal claims or proceedings and have a negative impact on our reputation. There can be no assurance that such disruptions or misappropriations and the resulting repercussions will not negatively impact our cash flows and materially affect our results of operations or financial condition.

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Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

As a result of our international sales and operations, we are subject to trade and economic sanctions or other restrictions imposed by the United States, Canada and other governments or organizations. In addition, we are subject to the U.S. Foreign Corrupt Practices Act, the Canadian Corruption of Foreign Public Officials Act, the United Kingdom Bribery Act 2010 and other anti-bribery laws that generally bar bribes or unreasonable gifts to foreign governments or officials. Changes in trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs. Violations of these laws or regulations could result in sanctions including fines, loss of authorizations needed to conduct our international business and other penalties, which could adversely impact our business, operating results and financial condition.

We may pursue acquisitions, divestitures and other strategic transactions, the success of which may impact our results of operations, cash flows and financial condition.

In the past, we have pursued acquisitions to complement or expand our business, divestures and other strategic transactions. Such future transactions are part of our general strategic objectives and may occur. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses with our existing business and services. Future acquisitions could result in potentially dilutive issuances of equity securities and the incurrence of debt and contingent liabilities, amortization expenses and substantial goodwill. The negotiation of any transaction, its completion, and subsequent integration of any business acquired may be complex and time consuming, involve significant costs and may result in a distraction of management’s attention from on-going business operations. We may be affected materially and adversely if we are unable to successfully integrate businesses that we acquire. Similarly, we may divest portions of our business, which may also have material and adverse effects.

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